UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
October 5, 2012

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BPZ Resources, Inc.
(Exact name of registrant as specified in its charter)

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Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(Address of Principal Executive Offices)

(281) 556-6200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 5, 2012, BPZ Resources, Inc. (the “Company”) and its subsidiaries BPZ Energy LLC, BPZ Exploración & Producción S.R.L., Soluciones Energéticas S.R.L., and BPZ Norte Oil S.R.L., obtained a waiver dated September 28, 2012, to the $75 million Credit Agreement dated July 6, 2011 with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”).  Credit Suisse provided waivers with respect to certain provisions of the $75 million Credit Agreement in respect of the Borrower's minimum crude oil barrel production for the fiscal quarter ended September 30, 2012.

In addition, on October 5, 2012, the Company and its subsidiaries Empresa Eléctrica Nueva Esperanza S.R.L. and BPZ Exploración & Producción S.R.L., obtained a waiver dated September 28, 2012, to the $40 million Credit Agreement dated January 27, 2011 with Credit Suisse.  Credit Suisse provided waivers with respect to certain provisions of the $40 million Credit Agreement in respect of the Borrower's minimum crude oil barrel production for the fiscal quarter ended September 30, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 in this Current Report regarding the Waivers of Debt Facilities is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On October 5, 2012, the minimum net production requirement of 140,000 barrels for the quarter ended September 30, 2012 was waived under the Credit Agreements described above.  The Company estimated 100% gross crude oil production levels for the third quarter to be approximately 260,000 barrels, which on a 51% net production basis to BPZ Energy under its’ arrangement with Pacific Rubiales Energy Corp., is equivalent to 132,600 barrels.

The previously announced Corvina well workover program began in the third quarter and includes correction of a mechanical problem that allowed premature gas breakthrough which is being addressed by working on both the problem injector and the producers involved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: October 9, 2012	By:	/s/ Richard S. Menniti
	Name:	Richard S. Menniti
	Title:	Chief Financial Officer

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